EXHIBIT 12

                         THE BEAR STEARNS COMPANIES INC.
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS
                        (In thousands, except for ratio)

                                                               Fiscal Year Ended November 30,
                                              ---------------------------------------------------------------
                                                  2006         2005         2004         2003         2002
                                              -----------   ----------   ----------   ----------   ----------
Earnings before taxes
    on income                                 $ 3,146,630   $2,207,059   $2,022,154   $1,772,269   $1,310,963

Add: Fixed Charges
            Interest                            7,324,254    4,141,653    1,609,019    1,400,953    1,762,580
            Interest factor
              in rents                             54,699       44,723       37,143       36,038       37,735
                                              -----------   ----------   ----------   ----------   ----------

    Total fixed charges                         7,378,953    4,186,376    1,646,162    1,436,991    1,800,315
                                              -----------   ----------   ----------   ----------   ----------

Earnings before fixed
     charges and taxes on
      income                                  $10,525,583   $6,393,435   $3,668,316   $3,209,260   $3,111,278
                                              ===========   ==========   ==========   ==========   ==========

Preferred stock dividend requirements              32,729       36,711       42,214       48,084       53,142

Total combined fixed charges and preferred
   stock dividends                            $ 7,411,682   $4,223,087   $1,688,376   $1,485,075   $1,853,457
                                              ===========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges                    1.4          1.5          2.2          2.2          1.7
                                              ===========   ==========   ==========   ==========   ==========

Ratio of earnings to combined fixed charges
   and preferred stock dividends                      1.4          1.5          2.2          2.2          1.7
                                              ===========   ==========   ==========   ==========   ==========